Exhibit 99.1

Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Acquisition Announcement

July 15, 2004

Contacts:	Charles B. Lang, President
Kevin Anglemyer, Chief Financial Officer

Phone:	(330) 385-9200
Fax:	(330) 386-7452

For Immediate Release

MDH INVESTMENT MANAGEMENT, INC

JOINS TRI-STATE 1ST BANC, INC

East Liverpool, OH. – July 15, 2004 - Tri-State 1st Banc, Inc. (NASDAQ “TSEO”), the parent company of 1st National Community Bank and Gateminder Corporation, announced that it had entered into a definitive agreement to purchase the assets of MDH Investment Management, Inc of East Liverpool, Ohio. MDH is an investment advisory firm incorporated in Ohio and founded in 1984 by Dr. Marc D. Hoffrichter, who serves as its President.

Under the terms of the Agreement, a new company with the same name of MDH Investment Management Inc. will operate as a fully owned, independent subsidiary of Tri-State. Dr. Hoffrichter will continue as President and CEO of MDH. Terms of the purchase, which will require regulatory approval, were not disclosed.

“We are most pleased to be able to announce this agreement. Dr. Hoffrichter and our holding company have provided different forms of financial services in the same community for many years. We appreciate the remarkable growth and performance that his company has enjoyed over the twenty years of its existence. Dr. Hoffrichter’s company will remain autonomous and he will operate the business in the same manner as in the past, but many synergies exist between MDH and the subsidiaries of Tri-State. It will enable our two companies to offer expanded financial services to our customers in the tri-state area and beyond. There is also great synergy between Marc Hoffrichter and our staff especially in terms of the leadership he has brought to many worthwhile projects in the community. We look forward to working with him in the future”, said Charles B. Lang, President of Tri-State 1st Banc, Inc.

News Release – 7/15/2004

Dr. Hoffrichter stated: “I have known and respected Charles Lang all of my life and believe that he and his management team make a perfect match for my company. From the onset, Charles and his Board of Directors and I have tried to structure an agreement where one plus one equals three. I feel certain that this has been achieved.”

The principal subsidiary of Tri-State 1st Banc is the 1st National Community Bank that operates seven banking offices in the tri-state area. Five of the banking offices are located in Columbiana County, Ohio, and one each in Hancock County, West Virginia and Beaver County, Pennsylvania. The Office of the Comptroller of the Currency chartered 1st National Community Bank in June of 1987 as a national banking association. There are presently about 65 employees of the Bank.

END.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the underlying assumptions are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.